Exhibit 99.1

            THE GYMBOREE CORPORATION NAMES MATT MCCAULEY AS PRESIDENT

    SAN FRANCISCO, June 15 /PRNewswire-FirstCall/ -- The Gymboree Corporation (Nasdaq: GYMB) today announced that Matt McCauley, formerly Senior Vice President/General Manager, has been named President, effective June 13, 2005, and will continue to report directly to Lisa Harper, the Company's Chairman and Chief Executive Officer.

    Matt will maintain his current responsibilities of overseeing Merchandising, Planning and Brand Services for Gymboree, Janie and Jack, and Janeville, as well as the Company's online stores.

    "Matt and his team have done an exceptional job revitalizing and refocusing the Gymboree brand and I am confident that together with Blair Lambert, our Chief Operating Officer and Chief Financial Officer, they complete a strong, visionary team to lead the organization and execute our strategic goals," said Ms. Harper.

    In February 2005, Matt was promoted to the position of Senior Vice President/General Manager. Matt joined the Company in July 2001 as Director of Allocation and was named Vice President of Planning and Allocation in 2003. Previously he held various positions at Gap Inc. and Payless Shoe Source.

    About The Gymboree Corporation
    The Gymboree Corporation's specialty retail brands offer unique, high-quality products delivered with personalized customer service. As of June 15, 2005, the Company operated a total of 646 stores: 574 Gymboree(R) retail stores (546 in the United States and 28 in Canada), 57 Janie and Jack(R) retail shops and 15 Janeville(TM) stores in the United States. The Company also operates online stores at gymboree.com and janieandjack.com, and offers directed parent-child developmental play programs at 521 franchised and company-operated centers in the United States and 25 other countries.

    NOTE: Gymboree and Janie and Jack are registered trademarks of The Gymboree Corporation. Janeville is a trademark of The Gymboree Corporation.

SOURCE  Gymboree Corporation
    -0-                             06/15/2005
    /CONTACT: investors, Blair W. Lambert, +1-415-278-7933, or investor_relations@gymboree.com, or media, Jaclyn Schatzow, +1-415-278-7472, or media_relations@gymboree.com, both of Gymboree Corporation/
    /Web site:  http://www.gymboree.com /